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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934
                                       or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934


                        Commission File Number: 000-24856


                     UST PRIVATE EQUITY INVESTORS FUND, INC.
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             (Exact Name of Registrant as Specified in its Charter)

                     225 High Ridge Road, Stamford CT 06905
                                 (203) 352-4400
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   (Address, including Zip Code, and Telephone Number, including Area Code, of
                    Registrant's Principal Executive Offices)

                     Common Stock, $.01 par value per share
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            (Title of Each Class of Securities Covered by this Form)

                                      None
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   (Titles of All Other Classes for Which a Duty to File Reports Under Section
                             13(a) or 15(d) Remains)

Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]                 Rule 12h-3(b)(1)(i)           [X]
Rule 12g-4(a)(1)(ii)       [_]                 Rule 12h-3(b)(1)(ii)          [_]
Rule 12g-4(a)(2)(i)        [_]                 Rule 12h-3(b)(2)(i)           [_]
Rule 12g-4(a)(2)(ii)       [_]                 Rule 12h-3(b)(2)(ii)          [_]
Rule 15d-6                 [_]

Approximate number of holders of record as of the certification or notice date:
None

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Pursuant to the requirements of the Securities Exchange Act of 1934, UST Private
Equity Investors Fund, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 21, 2004                          By: /s/ Douglas A. Lindgren
                                                  ------------------------------
                                                  Co-Chief Executive Officer

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